Exhibit 99.1

IMMEDIATE RELEASE	NEWS
August 8, 2007	OTCBB: AMGU

ADS Media Group Reports 2007 Second Quarter Results
SAN ANTONIO, Texas - ADS Media Group, Inc., (OTCBB: AMGU) today announced financial results for its second quarter and six-month period ended June 30, 2007.

Second Quarter Results
ADS Media Group reported revenue of $1,017,300 in the second quarter, up 9% from revenue of $931,500 in the first quarter but down from revenue of $1,264,600 in the second quarter of 2006.

Gross profit margin in the second quarter increased to 42% from 36% in the first quarter and 40% in the second quarter a year ago. Total operating expenses in the second quarter were $778,600, a 12% reduction over the first quarter and a 3% increase over the second quarter of 2006. Total operating expenses included $228,200 in non-cash share-based compensation expense. The Company is committed to carefully managing its selling, administrative and other operating expenses while making select investments in building infrastructure, marketing programs and sales initiatives designed to generate revenue growth. The Company reported a net loss of $326,400, or $0.03 per basic and diluted share, in the second quarter versus net income of $200,500, or $0.04 per basic and diluted share, in the same quarter last year. The year-ago second quarter net income included a $454,700 extraordinary gain associated with the cancellation of deferred compensation and related grant of stock options.

Six Month Results

For the six-month period the Company reported revenue of $1,948,700, up slightly from revenue of $1,945,200 in the same quarter a year ago. Gross profit margins declined slightly, to 39% from 40%, for the comparable six-month periods. Total operating expenses for the first half of 2007 increased to $1,666,600 from $1,161,300. The vast majority of that increase occurred in the first quarter as the Company invested in a larger sales force and related infrastructure and incurred higher seasonal costs of year-end audits and regulatory filings. The Company reported a net loss of $840,700, or $0.08 per basic and diluted share, in the first half as compared with net income of $68,400, or $0.02 per basic and diluted share, in the same period a year ago. The year-ago net income included the $454,700 extraordinary gain.

Additional Highlights

*	The Company closed the quarter with working capital of $3.2 million, including $2.6 million in cash and cash equivalents, no long-term debt and shareholders' equity of $3.5 million.

*

Michael Wofford joined the executive management team as chief financial officer. Wofford is a CPA with 22 years of experience in finance and business management, including assignments with UDP, Sprint PCS, and SW Bell Mobile Systems.

*

The Company strengthened its board of directors with the addition of Ernest W. Bromley, chairman of Bromley Communications, a leading provider of marketing communications services to major U.S. brands seeking to gain market share in the Hispanic community; and Richard S. Neely, chief financial officer of Charter Holdings, a Dallas-based diversified real estate and equity investment company that is a major shareholder in ADS Media group.

"During the second quarter we continued to focus on strengthening our sales and marketing capabilities and building our pipeline of new customers," said Dub Doyal, president and CEO. "While our growth rate has been slower than anticipated, we remain confident in our long-term prospects. We have a strong core group of customers and we believe demand for our direct-to-door marketing services, which is supported by state-of-the-art tracking and verification services, will increase over time."

About ADS Media Group, Inc.

ADS Media Group, Inc. provides direct-to-door advertising and marketing services to companies, institutions and government agencies through its wholly owned subsidiary Alternative Delivery Solutions, Inc., under the trade name ADS Direct Media. The Company has a growing list of local, regional and national clients, including many Fortune 500 companies. ADS Direct Media has established a highly efficient delivery system capable of distributing advertising materials and samples direct to the front door of homes and small businesses. Using sophisticated mapping software, ADS Direct Media can target specific audiences, geo-demographically, down to census block groups. This high degree of targeting is complemented by ADS Direct Media's ability to provide customers with state-of-the-art delivery tracking and verification services. ADS Media Group, Inc., is headquartered in San Antonio, Texas. For more information, visit www.adsmediagroup.com.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company's predictions. Important factors that could cause actual events to vary from predictions include those discussed in the Company's SEC filings. Specifically, statements in this news release about growth, profitability, market leadership, efficacy of products and services, effectiveness of the Company's national sales force and La Canasta program, ability to win and support new customers and improve operations, and raising shareholder value are forward-looking statements that are subject to risks including availability of capital and personnel, customer preferences and advertising plans, and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company's business, please refer to the Company's SEC filings at www.sec.gov.

Company Contact:	Investor Relations Contact:
Jim Schell	Jay Pfeiffer
Vice President and Secretary	Pfeiffer High Investor Relations, Inc.
210-655-6613	303-393-7044

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$ 1,017,265	$ 1,264,562	$ 1,948,728	$ 1,945,218

Cost of goods sold	595,094	759,119	1,190,302	1,158,986

Gross profit	422,171	505,443	758,426	786,232

Selling, administrative and other operating expense	778,566	754,883	1,666,633	1,161,299

Loss from operations	(356,395)	(249,440)	(908,207)	(375,067)

Other income (expense)

Interest expense	(189)	(4,839)	(909)	(11,258)

Interest and other income	30,189		68,443

Total other income (expense)	30,000	(4,839)	67,534	(11,258)

Income (loss) before income taxes
and extraordinary item	(326,395)	(254,279)	(840,673)	(386,325)

Income taxes	-	-	-	-

Income (loss) before extraordinary item	(326,395)	(254,279)	(840,673)	(386,325)

Extraordinary item:

Gain on extinguishment of liabilities	-	454,740	-	454,740

Net income (loss)	$ (326,395)	$ 200,461	$ (840,673)	$ 68,415

Net income (loss) per share, basic	$ (0.03)	$ 0.04	$ (0.08)	$ 0.02

Net income (loss) per share, diluted	$ (0.03)	$ 0.04	$ (0.08)	$ 0.02

Weighted average basic shares outstanding	10,880,867	4,332,004	10,880,867	4,077,000

Weighted average diluted shares outstanding	10,880,867	4,332,004	10,880,867	4,077,000

Consolidated Balance Sheets (Unaudited)	June 30,	December 31,
	2007	2006
ASSETS

Current Assets:

Cash and cash equivalents	$ 2,638,635	$ 3,354,597

Accounts receivable, net	731,397	1,259,850

Prepaid expenses	124,713	128,967

Other current assets	8,943	6,743

Total current assets	3,503,688	4,750,157

Property and equipment

Furniture and fixtures	39,232	36,870

Computer equipment and software	83,133	74,875

Less: accumulated depreciation	(84,810)	(75,678)

Total property and equipment, net	37,555	36,067

Goodwill	250,000	250,000

Other assets	6,922	6,922

Total assets	$ 3,798,165	$ 5,043,146

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	99,189	257,717

Customer advance payments	67,650	89,804

Accrued salaries and wages	86,681	110,643

Accrued liabilities	76,132	267,887

Other current liabilities	2,030	8,430

Obligations under capital leases	2,543	3,165

Total current liabilities	334,225	737,646

Obligations under capital leases, long term	-	887

Total liabilities	334,225	738,533

Shareholders' equity (deficit):

Preferred stock	3	3

Common stock	10,881	10,881

Additional paid-in capital	6,735,101	6,735,101

Accumulated deficit	(3,282,045)	(2,441,372)

Total shareholders' equity (deficit)	3,463,940	4,304,613

Total liabilities and shareholders' equity (deficit)	$ 3,798,165	$ 5,043,146